Exhibit 99.1

NISSAN MASTER OWNER TRUST RECEIVABLES,

SERIES 2010-A

AGREEMENT OF MODIFICATION TO TRANSACTION DOCUMENTS

This AGREEMENT OF MODIFICATION TO TRANSACTION DOCUMENTS, dated as of February 12, 2010 (this “Agreement”), is by and among the signatories hereto.

RECITALS:

WHEREAS, the parties hereto have entered into the Transaction Documents;

WHEREAS, the parties hereto wish to agree to modify the Transfer and Servicing Agreement and the Trust Agreement as of the Effective Date in accordance with the terms and conditions set forth below; and

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

ARTICLE I

RECITALS AND DEFINITIONS

Section 1.1 Recitals. The foregoing Recitals are hereby incorporated in and made a part of this Agreement.

Section 1.2 Definitions. Capitalized terms used and not defined herein have the respective meanings assigned such terms in the Annex of Definitions attached to the Amended and Restated Transfer and Servicing Agreement, dated as of October 15, 2003 (as amended, modified, supplemented, amended or restated or otherwise modified from time to time, the “Transfer and Servicing Agreement”), by and among Nissan Wholesale Receivables Corporation II, Nissan Master Owner Trust Receivables, as issuer (the “Issuer”), and Nissan Motor Acceptance Corporation.

ARTICLE II

MODIFICATIONS

Section 2.1 Agreements With Respect to the Transfer and Servicing Agreement. As of the Effective Date:

(a) Section 1.02(c) of the Transfer and Servicing Agreement shall be modified in its entirety to read as follows:

“As used in this Agreement and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in this Agreement, the Annex of Definitions or in any such certificate or other document to the extent not defined, have the respective meanings given to them under Designated Standards or regulatory accounting principles, as applicable and as in effect on the date of this Agreement. To the extent that the definitions of accounting terms in this Agreement, the Annex of Definitions or in any such certificate or other document are inconsistent with the meanings of such terms under Designated Standards or regulatory accounting principles in the United States, the definitions contained in this Agreement, the Annex of Definitions or in any such certificate or other document will control.”

(b) Section 3.06 of the Transfer and Servicing Agreement shall be modified in its entirety to read as follows:

“Unless required otherwise by the provisions of the Securities Exchange Act of 1934, as amended, including the rules and regulations of the Securities and Exchange Commission thereunder, the Servicer will cause a firm of independent certified public accountants, who may also render other services to the Servicer or to the Transferor, to deliver to the Indenture Trustee, the Owner Trustee, the Rating Agencies and each Series Enhancer on or before the last day of the third month after the end of each fiscal year of the Servicer, beginning June 30, 2004, with respect to the prior fiscal year (or with respect to the initial reports, the period from the date of the initial Series Issuance Date to March 31, 2004), the consolidated financial statements of the Servicer, together with a report that such firm has audited the consolidated financial statements of the Servicer in accordance with the Designated Standards, that such firm is independent of the Servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants (“AICPA”), and expressing such firm’s opinion thereon.”

(c) Section 5.04(a) of the Transfer and Servicing Agreement shall be modified to add the following proviso at the end of such Section 5.04(a):

“provided however, the Servicer is only required to pay any indemnity payments pursuant to this Section 5.04(a) to the extent funds are available after making the required monthly distributions in connection with any Public ABS Transaction for which the Servicer, or any United States Affiliate thereof, acts as a depositor or to the extent it receives additional funds designated for such purposes. Additionally, no indemnity payments pursuant to this Section 5.04 shall constitute a claim (as defined by the United States Bankruptcy Code, 11 U.S.C. §101 et seq.) against the Servicer or recourse to the Servicer except to the extent funds are available to the Seller as described herein.”

(d) Section 8.01(b) of the Transfer and Servicing Agreement shall be modified to replace each reference to “66-2/3%” to “a majority”.

(e) Section 8.01(g) of the Transfer and Servicing Agreement shall be modified to replace each reference to “66-2/3%” to “a majority”.

(f) Article VIII of the Transfer and Servicing Agreement shall be modified to add the following Section 8.16:

“Waiver of Jury Trial. Each of the parties hereto hereby waives, to the fullest extent permitted by applicable law, any right that it may have to a trial by jury in respect to any legal action or proceeding relating to this agreement.”

(g) Clause (7) of the definition of “Eligible Account” in the Annex of Definitions shall be modified in its entirety to read as follows:

“is in favor of a Dealer that is not classified by the Servicer as in “Status” (or other comparable classification) for any reason at any time under the Floorplan Financing Agreement or under any other lender floorplan program;”

(h) Clause (8) of the definition of “Eligible Investments” in the Annex of Definitions shall be modified in its entirety to read as follows:

“any other investment upon providing ten days prior notice to each Rating Agency then rating the Notes and so long as no Rating Agency informs the Servicer that the additional form of investment will result in the withdrawal or reduction of the then existing rating of the Series 2010-A Notes or any other outstanding series or class of Notes for which it is providing a rating.”

(i) Clause (13) of the definition of “Eligible Receivable” in the Annex of Definitions shall be modified in its entirety to read as follows:

“if generated from a Dealer rated “C” or “D” according to the Floorplan Financing Guidelines, when added to the aggregate principal balance of Receivables generated among Dealers rated “C” and “D” according to the Floorplan Financing Guidelines, will not result in the aggregate principal balance of Receivables generated among such Dealers exceeding 40% of the aggregate principal balance of Receivables as of the date of transfer (after giving effect thereto); and”

(j) The definition of “Event of Default” in the Annex of Definitions shall be modified in its entirety to read as follows:

“ “Event of Default” for any Series, means any of the following as well as any other Events of Default described in the related Indenture Supplement:

(1) the Issuer fails to pay principal when it becomes due and payable on the Final Maturity Date for those Notes;

(2) the Issuer fails to pay interest on those Notes when it becomes due and payable and the default continues, or is not cured, for a period of thirty five (35) days;

(3) the occurrence of an Insolvency Event with respect to the Issuer; or

(4) the Issuer fails to observe or perform covenants or agreements made in the Indenture and the failure continues, or is not cured, for 60 days after notice to the Issuer by the Indenture Trustee or to the Issuer and the Indenture Trustee by Noteholders representing 50% or more of the outstanding principal balance of the affected Series.”

(k) The Annex of Definitions shall be modified to add the following definitions in appropriate alphabetical order:

“ “Designated Standards” means generally accepted accounting principles or international financial reporting standards, as selected by NMAC.

“Public ABS Transaction” means any publicly registered issuance of securities backed by (i) a certificate representing the beneficial interest in a pool of vehicle leases originated in the United States for a lessee with a United States address and the related leased vehicles, (ii) motor vehicle retail installment contracts originated in the United States, or (iii) dealer floorplan or wholesale financing arrangements originated in the United States and, for clause (i), clause (ii) and clause (iii), for which NWRC II, or any United States Affiliate thereof, acts as a transferor.”

Section 2.2 Agreements With Respect to the Trust Agreement. As of the Effective Date:

(a) Section 1.01 of the Trust Agreement shall be modified to add the following definitions in appropriate alphabetical order:

“ “Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to the provisions of Title I of ERISA, a “plan” described in and subject to Section 4975 of the Code, an entity whose underlying assets include “plan assets” by reason of an employee benefit plan’s or plan’s investment in the entity, or any other employee benefit plan that is subject to a law that is similar to the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code.

“Code” means the Internal Revenue Code of 1986.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.”

(b) Section 1.02(c) of the Trust Agreement shall be modified in its entirety to read as follows:

“As used in this Agreement and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in this Agreement, the Annex of Definitions or in any such certificate or other document to the extent not defined, have the respective meanings given to them under Designated Standards or regulatory accounting principles, as applicable and as in effect on the date of this Agreement. To the extent that the definitions of accounting terms in this Agreement, the Annex of Definitions or in any such certificate or other document are inconsistent with the meanings of such terms under Designated Standards or regulatory accounting principles in the United States, the definitions contained in this Agreement, the Annex of Definitions or in any such certificate or other document will control.”

(c) Section 3.04 of the Trust Agreement shall be modified to add the following to the end of such Section 3.04:

“No transfer of a Certificate shall be made unless the Owner Trustee shall have received a representation from the transferee of such Certificate to the effect that such transferee is not a Benefit Plan. Notwithstanding anything else to the contrary herein, any purported transfer of a Certificate to or on behalf of a Benefit Plan or utilizing the assets of a Benefit Plan shall be void and of no effect.”

(d) The first sentence of Section 9.02 of the Trust Agreement shall be modified in its entirety to read as follows:

“If at any time the Owner Trustee ceases to be eligible in accordance with the provisions of Section 9.01, or if the Administrator, by unilateral act, decides to remove the Owner Trustee and provides the Owner Trustee with notice thereof, or if the Owner Trustee fails to resign after written request therefor by the Administrator, or if at any time the Owner Trustee is legally unable to act, or is adjusted bankrupt or insolvent, or a receiver of the Owner Trustee or of its property is appointed, or any public officer takes charge or control of the Owner Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Administrator may, but will not be required to, remove the Owner Trustee.”

(e) Article X shall be modified to add the following Section 10.1

“Waiver of Jury Trial. Each of the parties hereto hereby waives, to the fullest extent permitted by applicable law, any right that it may have to a trial by jury in respect to any legal action or proceeding relating to this agreement.”

ARTICLE III

EFFECTIVE DATE

Section 3.1 Effective Date. This Agreement shall become effective immediately after repayment of the Series 2007-A Notes and receipt of consent of the noteholders of the 2008-1 Warehouse Series Notes (such date, the “Effective Date”), without further action by any party.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Transaction Documents Unaffected. Except as modified herein, the parties acknowledge that the provisions of the Transaction Documents remain in full force and effect and are hereby ratified and confirmed by the parties hereto. To the extent of any conflict between the Transaction Documents and this Agreement, this Agreement shall control. After the Effective Date all references in the Transaction Documents to a particular Transaction Document shall mean such Transaction Document as modified hereby.

Section 4.2 Governing Law. This Agreement, as it pertains to the Transfer and Servicing Agreement, shall be governed by the governing law described in Section 8.05 of the Transfer and Servicing Agreement. This Agreement, as it pertains to the Trust Agreement, shall be governed by the governing law described in Section 10.11 of the Trust Agreement.

Section 4.3 Captions. The various captions in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement or any provision hereof.

Section 4.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under the laws of any applicable jurisdiction, such provision, as to jurisdiction, shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement as to such jurisdiction or any other jurisdiction.

Section 4.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 4.6 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto on separate signature pages, each such executed counterpart constituting an original but all together only one Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

NISSAN MASTER OWNER TRUST RECEIVABLES

By:	Wilmington Trust Company,
not in its individual capacity, but solely as
Owner Trustee

By:	/s/ Anita Roselli Woolery
Name:	Anita Roselli Woolery
Title:	Assistant Vice President

NISSAN MOTOR ACCEPTANCE CORPORATION,
as Servicer

By:	/s/ Steven R. Lambert
Name:	Steven R. Lambert
Title:	President

NISSAN WHOLESALE RECEIVABLES CORPORATION II,
as Transferor

By:	/s/ Christian Bauwens
Name:	Christian Bauwens
Title:	Treasurer

WILMINGTON TRUST COMPANY,
as Owner Trustee

By:	/s/ Anita Roselli Woolery
Name:	Anita Roselli Woolery
Title:	Assistant Vice President

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